                                                               Exhibit (a)(1)(I)

INTEL CORPORATION
2200 Mission College Blvd.
P.O. Box 58119
Santa Clara, CA
95052-8119

[Intel Logo]                                         News Release


CONTACT: Tom Beermann                                Doug Lusk
         Press Relations                             Investor Relations
         (408) 765-6855                              (408) 765-1679
         tom.beermann@intel.com                      doug.lusk@intel.com



                       INTEL RECEIVES REGULATORY APPROVALS
                         FOR ACQUISITION OF XIRCOM, INC.

SANTA CLARA, Calif., March 1, 2001 - Intel Corporation today announced that all necessary U.S. and German antitrust clearances have been obtained regarding Intel's proposed acquisition of Xircom, Inc.

     The tender offer for all of the outstanding shares of Xircom common stock by ESR Acquisition Corporation, a wholly-owned subsidiary of Intel, is scheduled to expire at 5 p.m. (EST) on Friday, March 2.

     Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com.

                                      -30-